The Ensign Group Reports First Quarter 2024 Results

Conference Call and Webcast scheduled for tomorrow, May 2, 2024 at 10:00 am PT

SAN JUAN CAPISTRANO, California – May 1, 2024 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide post-acute healthcare services and invest in the long-term healthcare industry, primarily in skilled nursing and senior living facilities, announced operating results for the first quarter of 2024, reporting GAAP diluted earnings per share of $1.19 and adjusted earnings per share(1) of $1.30, both for the quarter ended March 31, 2024.

Highlights Include:

▪GAAP diluted earnings per share for the quarter was $1.19, an increase of 13.3% over the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.30, an increase of 15.0% over the prior year quarter.

▪GAAP net income was $68.8 million, an increase of 15.0% over the prior year quarter. Adjusted net income(1) was $75.4 million for the quarter, an increase of 16.6%, over the prior year quarter.

▪Same Facilities and Transitioning Facilities occupancy increased by 2.7% and 3.1%, respectively, over the prior year quarter. Same Facilities occupancy was 81.0% during the first quarter of 2024.

▪Same Facilities skilled revenue increased by 3.8% over the prior year quarter and increased by 5.6% sequentially over the fourth quarter.

▪Same Facilities and Transitioning Facilities managed care census increased by 4.8% and 27.8%, respectively, over the prior year quarter.

▪Consolidated GAAP and adjusted revenue for the quarter were $1.01 billion, an increase of 13.9% over the prior year quarter.

▪Total skilled services(2) revenue was $969.6 million for the quarter, an increase of 13.9% over the prior year quarter and 3.1% sequentially over the fourth quarter. Total skilled services(2) segment income was $126.8 million for the quarter, an increase of 11.9% over the prior year quarter and 8.6% sequentially over the fourth quarter.

▪Standard Bearer(2) revenue was $22.2 million for the quarter, an increase of 12.6% over the prior year quarter. FFO was $14.1 million for the quarter, an increase of 6.8% over the prior year quarter.

(1)See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2)Our Skilled Services and Standard Bearer Segments are defined and outlined in Note 8 on Form 10-Q.

Operating Results

“We are very pleased with the continued and consistent performance that our local teams achieved again. After another record quarter, we are excited about the remarkable momentum our teams have created across our entire portfolio and look forward to seeing that continue throughout the year,” said Barry Port, Ensign’s Chief Executive Officer. “We were also excited to see same store occupancy for the quarter reach 81.0%, which grew by 2.7% over the prior year quarter and surpassed pre-pandemic same store occupancies for the first time since the first quarter of 2020. While we celebrate this milestone, our same store portfolio still has an incredible amount of built-in upside as dozens of our most mature same store operations operate in the 90+ percent occupancy range. As our operators continue to build on a solid foundation of strong clinical results, cultural excellence, and sustainable real estate expenses, they will continue to realize the occupancy and skilled mix growth inherent in our same store portfolio, which will allow us to continue achieving the consistent financial results that we have delivered over time without depending solely on acquiring new operations,” Port added. In addition, the Company noted that it saw an increase in skilled mix during the quarter with an increase in same store skilled mix days of 5.6% and an increase in same store skilled mix revenue of 1.9% sequentially over the fourth quarter. “All of these achievements are entirely due to the efforts and commitment of our local leadership teams, caregivers, field resources and service center partners. As strong as our performance has been, we continue to see enormous opportunities inherent in our portfolio, both in existing operations and the growing number of new acquisitions,” Port said.

“We are eager to continue to drive improvements in our existing portfolio and to take advantage of the many acquisition opportunities we see on the horizon. We are affirming our annual 2024 earnings guidance of $5.29 to $5.47 per diluted share and annual revenue guidance of $4.13 billion to $4.17 billion. The midpoint of this 2024 earnings guidance represents an increase of 13% over our 2023 results and is 30% higher than our 2022 results. When we consider the current health of our organization, combined with our culture and proven local leadership strategy, we are well-positioned to meet or exceed this guidance in 2024," Port added.

Speaking to the Company’s growth, Chad Keetch, Ensign’s Chief Investment Officer and Executive Vice President said, “As we expected, we continued to add to our growing portfolio and are very excited about the thirteen new operations and six real estate assets we added during the quarter and since, bringing the number of operations acquired since January 2023 to 39. We continue to see a very healthy pipeline of new acquisition opportunities and are lining up some exciting new additions that we expect to close in the second and third quarters. Our decentralized growth model is driven by leadership in each market who have a built-in incentive to attract talent, train them and then acquire operations that will be accretive to their clusters, and ultimately the entire organization. As co-owners of the organization, our teams’ bandwidth to acquire expands as they grow, and the model is not dependent on a centralized team of ‘deal experts’. This scalable approach to growth has allowed us to continue to acquire or lease new operations at disciplined prices, which has led to a cost structure that has allowed us to drive consistent organic growth over time at healthy margins. However, we don’t grow just for the sake of growth or acquire revenue or buy earnings. We have and will continue to grow when we see deals that will be accretive to shareholders in both the near-term and over time.”

Speaking to the Company’s financial health, Suzanne Snapper, Ensign’s Executive Vice President and Chief Financial Officer reported that the Company’s liquidity remains strong with approximately $511.8 million of cash on hand and $593.7 million of available capacity under its line-of-credit. Ms. Snapper also indicated that, “Management’s annual guidance is based on diluted weighted average common shares outstanding of approximately 58.5 million and a 25.0% tax rate. In addition, the guidance assumes, among other things, normalized health insurance costs and management’s current expectations regarding reimbursement rates. It also excludes certain one-time charges, including expenses related to litigation matters arising outside of the ordinary course of business, impairment of long-lived assets, acquisition-related costs and amortization costs related to intangible assets acquired and share-based compensation.”

A discussion of the Company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to adjusted EBT, EBITDA, adjusted EBITDAR, adjusted EBITDA and FFO for Standard Bearer, as well as, a reconciliation of GAAP earnings per share, net income to adjusted net income and adjusted net earnings per share appear in the financial data portion of this release. More complete information is contained in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, which is expected to be filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.

Growth and Real Estate Highlights

Mr. Keetch added additional commentary on the Company’s continued acquisition activity. “We were very happy today to announce several new acquisitions spanning 8 of our 14 states. Each of these opportunities represent significant opportunity to either strengthen our current footprint or to establish new clusters in new markets. We continue to prioritize growth in our established geographies as it allows our clusters to work together with their acute care partners to provide a comprehensive solution to their healthcare needs. However, we are also excited to build clusters in new states or in markets where we have significant room to add more density. In particular, we are very excited to grow in Nevada and to add our second and third operations in Tennessee, which along with the acquisition we completed earlier this year creates our first Tennessee cluster. We are very optimistic about our ability to continue growing in Nevada, Tennessee and the surrounding regions. We were also excited to add a dynamic healthcare campus in Northern Utah that includes a skilled nursing operation and a long-term acute care hospital (LTACH). While the LTACH beds will remain a very small part of what we do in Utah, we look forward to adding another service offering for our acute partners in Utah that rely on us for a wide variety of post-acute services for some of their most complex patients.”

The recent acquisitions include the following leased operations:

•Hearthstone Health and Rehabilitation, a 125-bed skilled nursing facility located in Sparks, Nevada;

•Park Post Acute, a 135-bed skilled nursing facility located in Parker, Colorado;

•Oakwood Care and Rehabilitation, a 170-bed skilled nursing facility located in Lakewood, Colorado;

•TriState Health and Rehabilitation Center, a 116-bed skilled nursing facility located in Harrogate, Tennessee;

•Creekview Health and Rehabilitation, a 78-bed skilled nursing facility located in Knoxville, Tennessee;

•Foothills Transitional Care and Rehabilitation, a 135-bed skilled nursing facility located in Maryville, Tennessee; and

•Midlothian Healthcare Center, a 120-bed skilled nursing facility located in Midlothian, Texas.

Standard Bearer also announced the following real estate acquisitions, all of which will be operated by an Ensign-affiliated operator:

•Atchison Senior Village Rehabilitation and Nursing Center, a 45-bed skilled nursing facility located in Atchison, Kansas;

•River Park Post Acute and Elmwood Senior Living, a healthcare campus with 66 skilled nursing beds, 45 assisted living units and 119 independent living units located in Chandler, Arizona;

•Hillside Village of De Soto Rehabilitation and Nursing Center, a healthcare campus with 49 skilled nursing beds and 38 assisted living units, located in De Soto, Kansas;

•Spencer Post Acute Rehabilitation Center, an 82-bed skilled nursing facility located in Spencer, Iowa;

•South Davis Specialty Care a 95-bed skilled nursing operation, located in Bountiful, Utah; and

•Western Peaks Specialty Hospital, a 43-bed long-term acute care hospital (LTACH) located in Bountiful, Utah.

Ensign's growing portfolio consists of 310 healthcare operations, 29 of which also include senior living operations, across fourteen states. Ensign now owns 119 real estate assets, 89 of which it operates. Keetch noted that Ensign’s overall strategy will continue to include both leasing and acquiring the real estate and that the Company is actively looking for performing and underperforming operations in several states.

The Company continues to provide additional disclosure on Standard Bearer, which is comprised of 114 owned properties. Of these assets, 85 are leased to an Ensign-affiliated operator and 30 are leased to third-party operators. Keetch noted that each of these properties are subject to triple-net, long-term leases and generated rental revenue of $22.2 million for the quarter, of which $18.0 million was derived from Ensign-affiliated operations. For the quarter, Ensign reported $14.1 million in FFO.

The Company paid a quarterly cash dividend of $0.06 per share of Ensign common stock. Ms. Snapper noted that the Company’s liquidity remains strong and that the Company plans to continue its long history of paying dividends into the future, noting that in December of 2023 the Company increased the annual dividend for the 21st consecutive year.

Conference Call

A live webcast will be held Thursday, May 2, 2024, at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s first quarter financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, May 31, 2024.

About Ensign™

The Ensign Group, Inc.'s independent subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 310 healthcare facilities in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Tennessee, Texas, Utah, Washington and Wisconsin. As part of its investment strategy, the Company will also acquire, lease and own healthcare real estate to service the post-acute care continuum through acquisition and investment opportunities in healthcare properties. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, emergency and non-emergency transportation services, long-term care pharmacy and other consulting services also across several states. Each of these operations is operated by a separate, independent subsidiary that has its own management, employees and assets. References herein to the consolidated "Company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center, Standard Bearer or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the Company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, our business and operations continue to be impacted by the unprecedented nature of the changes in the regulations and environment, as such, we are unable to predict the full extent and duration of the financial impact of these changes on our business, financial condition and results of operations. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s periodic filings with the Securities and Exchange Commission, including its Form 10-Q and 10-K, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2024	2023

	(In thousands, except per share data)
REVENUE
Service revenue	$1,004,485	$881,918
Rental revenue	5,687	4,923
TOTAL REVENUE	$1,010,172	$886,841
Expense:
Cost of services	799,263	696,326
Rent—cost of services	51,876	46,637
General and administrative expense	57,158	51,891
Depreciation and amortization	19,657	17,112
TOTAL EXPENSES	927,954	811,966
Income from operations	82,218	74,875
Other income (expense):
Interest expense	(1,964)	(2,036)
Other income	9,344	5,543
Other income, net	7,380	3,507
Income before provision for income taxes	89,598	78,382
Provision for income taxes	20,638	18,413
NET INCOME	68,960	59,969
Less: net income attributable to noncontrolling interests	125	117
Net income attributable to The Ensign Group, Inc.	$68,835	$59,852

NET INCOME PER SHARE ATTRIBUTABLE TO THE ENSIGN GROUP INC.
Basic	$1.22	$1.08
Diluted	$1.19	$1.05
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	56,337	55,300
Diluted	57,921	57,098

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$511,839	$509,626
Accounts receivable—less allowance for doubtful accounts of $9,463 and $9,348 at March 31, 2024 and December 31, 2023, respectively	519,439	485,039
Investments—current	14,459	17,229
Prepaid expenses and other current assets	42,451	35,036
Total current assets	1,088,188	1,046,930
Property and equipment, net	1,101,560	1,090,771
Right-of-use assets	1,821,024	1,756,430
Insurance subsidiary deposits and investments	107,666	92,687
Deferred tax assets	66,486	67,124
Restricted and other assets	39,686	40,205
Intangible assets, net	6,559	6,525
Goodwill	77,241	76,869
TOTAL ASSETS	$4,308,410	$4,177,541
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$82,635	$92,811
Accrued wages and related liabilities	294,208	332,568
Lease liabilities—current	85,898	82,526
Accrued self-insurance liabilities—current	62,589	54,664
Other accrued liabilities	180,408	168,228
Current maturities of long-term debt	3,983	3,950
Total current liabilities	709,721	734,747
Long-term debt—less current maturities	144,533	145,497
Long-term lease liabilities—less current portion	1,701,652	1,639,326
Accrued self-insurance liabilities—less current portion	117,364	111,246
Other long-term liabilities	51,673	49,408
Total equity	1,583,467	1,497,317
TOTAL LIABILITIES AND EQUITY	$4,308,410	$4,177,541

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2024	2023

NET CASH PROVIDED BY/(USED IN):	(In thousands)
Operating activities	$35,312	$48,344
Investing activities	(34,655)	(35,971)
Financing activities	1,556	(1,674)
Net increase in cash and cash equivalents	2,213	10,699
Cash and cash equivalents beginning of period	509,626	316,270
Cash and cash equivalents at end of period	$511,839	$326,969

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

The following table reconciles GAAP net income to Non-GAAP net income for the periods presented:

	Three Months Ended March 31,
	2024	2023
Net income attributable to The Ensign Group, Inc.	$68,835	$59,852
Non-GAAP adjustments
Stock-based compensation expense(a)	8,238	6,573
Litigation(b)	764	67
Cost of services - impairment of long-lived assets	1,849	—
Cost of services - acquisition related costs(c)	114	460
General and administrative - costs incurred related to new systems implementation	76	815
Depreciation and amortization - patient base(d)	39	47
Provision for income taxes on Non-GAAP adjustments(e)	(4,531)	(3,173)
Non-GAAP Net Income	$75,384	$64,641

Average number of diluted shares outstanding	57,921	57,098

Diluted Earnings Per Share
Net Income	$1.19	$1.05

Adjusted Diluted Earnings Per Share
Net Income	$1.30	$1.13

Footnotes:
(a) Represents stock-based compensation expense incurred.
	Three Months Ended March 31,
	2024	2023
Cost of services	$5,401	$4,307
General and administrative	2,837	2,266
Total Non-GAAP adjustment	$8,238	$6,573

(b) Litigation relates to specific proceedings arising outside of the ordinary course of business.
	Three Months Ended March 31,
	2024	2023
Cost of services	$—	$67
General and administrative	764	—
Total Non-GAAP adjustment	$764	$67

(c) Represents costs incurred to acquire operations that are not capitalizable.
(d) Included in depreciation and amortization are amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(e) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0%.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended March 31,
	2024	2023
Consolidated Statements of Income Data:
Net income	$68,960	$59,969
Less: Net income attributable to noncontrolling interests	125	117
Other income, net	7,380	3,507
Add: Provision for income taxes	20,638	18,413
Depreciation and amortization	19,657	17,112
EBITDA	$101,750	$91,870
Adjustments to EBITDA:
Stock-based compensation expense	8,238	6,573
Litigation(a)	764	67
Impairment of long-lived assets	1,849	—
Acquisition related costs(b)	114	460
Costs incurred related to new systems implementation	76	815
ADJUSTED EBITDA	$112,791	$99,785
Rent—cost of services	51,876	46,637
ADJUSTED EBITDAR	$164,667

(a) Litigation relates to specific proceedings arising outside of the ordinary course of business.
(b) Costs incurred to acquire operations that are not capitalizable.

The table below reconciles income before provision for income taxes to Adjusted EBT for the periods presented:

	Three Months Ended March 31,
	2024	2023

Consolidated statements of income data:	(In thousands)
Income before provision for income taxes	$89,598	$78,382
Stock-based compensation expense	8,238	6,573
Litigation(a)	764	67
Impairment of long-lived assets	1,849	—
Acquisition related costs(b)	114	460
Costs incurred related to new systems implementation	76	815
Depreciation and amortization - patient base(c)	39	47
ADJUSTED EBT	$100,678	$86,344
(a) Litigation relates to specific proceedings arising outside of the ordinary course of business.
(b) Costs incurred to acquire operations that are not capitalizable.
(c) Included in depreciation and amortization are amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.

THE ENSIGN GROUP, INC.
UNAUDITED SELECT PERFORMANCE INDICATORS

The following tables summarize our selected performance indicators for our skilled services segment along with other statistics, for each of the dates or periods presented:

	Three Months Ended March 31,
	2024	2023	Change	% Change

TOTAL FACILITY RESULTS:	(Dollars in thousands)
Skilled services revenue	$969,602	$850,923	$118,679	13.9%
Number of facilities at period end	264	253	11	4.3%
Number of campuses at period end(1)	27	26	1	3.8%
Actual patient days	2,255,531	2,047,705	207,826	10.1%
Occupancy percentage — Operational beds	80.1%	77.9%		2.2%
Skilled mix by nursing days	31.0%	32.3%		(1.3)%
Skilled mix by nursing revenue	49.9%	52.7%		(2.8)%

	Three Months Ended March 31,
	2024	2023	Change	% Change

SAME FACILITY RESULTS:(2)	(Dollars in thousands)
Skilled services revenue	$743,253	$695,806	$47,447	6.8%
Number of facilities at period end	194	194	—	—%
Number of campuses at period end(1)	25	25	—	—%
Actual patient days	1,710,340	1,649,905	60,435	3.7%
Occupancy percentage — Operational beds	81.0%	78.9%		2.1%
Skilled mix by nursing days	32.4%	33.6%		(1.2)%
Skilled mix by nursing revenue	50.9%	53.6%		(2.7)%

	Three Months Ended March 31,
	2024	2023	Change	% Change

TRANSITIONING FACILITY RESULTS:(3)	(Dollars in thousands)
Skilled services revenue	$123,624	$114,591	$9,033	7.9%
Number of facilities at period end	40	40	—	—%
Number of campuses at period end(1)	1	1	—	—%
Actual patient days	328,471	315,952	12,519	4.0%
Occupancy percentage — Operational beds	74.0%	71.8%		2.2%
Skilled mix by nursing days	21.7%	23.0%		(1.3)%
Skilled mix by nursing revenue	37.9%	42.0%		(4.1)%

	Three Months Ended March 31,
	2024	2023	Change	% Change

RECENTLY ACQUIRED FACILITY RESULTS:(4)	(Dollars in thousands)
Skilled services revenue	$102,725	$40,526	$62,199	NM
Number of facilities at period end	30	19	11	NM
Number of campuses at period end(1)	1	—	1	NM
Actual patient days	216,720	81,848	134,872	NM
Occupancy percentage — Operational beds	83.8%	85.6%		NM
Skilled mix by nursing days	34.1%	43.0%		NM
Skilled mix by nursing revenue	56.1%	66.9%		NM
(1)Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment.
(2)Same Facility results represent all facilities purchased prior to January 1, 2021.
(3)Transitioning Facility results represent all facilities purchased from January 1, 2021 to December 31, 2022.
(4)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2023.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
(Unaudited)

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate(1):

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2024	2023	2024	2023	2024	2023	2024	2023

SKILLED NURSING AVERAGE DAILY REVENUE RATES
Medicare	$745.00	$711.24	$692.63	$665.71	$857.22	$849.75	$757.86	$715.64
Managed care	548.37	517.06	527.91	513.07	596.52	591.96	549.91	519.43
Other skilled	620.47	599.52	495.13	490.82	576.46	513.98	606.82	585.02
Total skilled revenue	631.79	608.13	592.32	589.70	754.79	740.70	640.78	613.16
Medicaid	293.05	267.09	269.49	243.45	299.79	264.00	289.78	262.78
Private and other payors	283.96	263.19	259.61	235.74	344.88	349.95	285.16	261.40
Total skilled nursing revenue	$401.81	$381.27	$338.23	$322.06	$459.18	$476.10	$398.06	$375.92
(1) The rates are based on contractually agreed-upon amounts or rates, excluding the estimates of variable consideration under the revenue recognition standard, Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606 and state relief funding.

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the periods presented:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2024	2023	2024	2023	2024	2023	2024	2023

PERCENTAGE OF SKILLED NURSING REVENUE
Medicare	21.5%	25.2%	18.7%	24.8%	39.0%	46.7%	23.1%	26.2%
Managed care	20.4	20.1	14.5	12.1	13.7	15.3	18.9	18.8
Other skilled	9.0	8.3	4.7	5.1	3.4	4.9	7.9	7.7
Skilled mix	50.9	53.6	37.9	42.0	56.1	66.9	49.9	52.7
Private and other payors	7.3	7.2	9.2	8.1	7.0	6.0	7.4	7.3
Medicaid	41.8	39.2	52.9	49.9	36.9	27.1	42.7	40.0
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2024	2023	2024	2023	2024	2023	2024	2023

PERCENTAGE OF SKILLED NURSING DAYS
Medicare	11.6%	13.5%	9.1%	12.0%	20.9%	26.2%	12.1%	13.8%
Managed care	15.0	14.8	9.3	7.6	10.6	12.3	13.7	13.6
Other skilled	5.8	5.3	3.3	3.4	2.6	4.5	5.2	4.9
Skilled mix	32.4	33.6	21.7	23.0	34.1	43.0	31.0	32.3
Private and other payors	10.2	10.4	11.9	11.0	9.4	8.2	10.4	10.4
Medicaid	57.4	56.0	66.4	66.0	56.5	48.8	58.6	57.3
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
THE ENSIGN GROUP, INC.
UNAUDITED REVENUE BY PAYOR SOURCE

The following table sets forth our service revenue by payor source and as a percentage of total service revenue for the periods presented:

	Three Months Ended March 31,
	2024		2023
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$390,163	38.8%	$340,264	38.6%
Medicare	265,583	26.4	247,723	28.1
Medicaid — skilled	63,309	6.4	57,927	6.6
Total Medicaid and Medicare	719,055	71.6	645,914	73.3
Managed care	188,104	18.7	156,663	17.8
Private and other(2)	97,326	9.7	79,341	8.9
SERVICE REVENUE	$1,004,485	100.0%	$881,918	100.0%
(1) Medicaid payor includes revenue for senior living operations and revenue related to state relief funding.
(2) Private and other also includes revenue from senior living operations and all revenue generated in other ancillary services.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION BY SEGMENT
(In thousands)

Skilled Services

The table below reconciles net income to EBITDA and Adjusted EBITDA for the skilled services reportable segment for the periods presented:

	Three Months Ended March 31,
	2024	2023
Statements of Income Data:
Segment income(a)	$126,809	$113,345
Depreciation and amortization	10,536	9,064
EBITDA	$137,345	$122,409
Adjustments to EBITDA:
Stock-based compensation expense	5,214	4,156
ADJUSTED EBITDA	$142,559	$126,565

(a)    Segment income reflects profit or loss from operations before provision for income taxes and impairment charges from operations. General and administrative expenses are not allocated to the skilled services segment for purposes of determining segment profit or loss.

Standard Bearer
The following table sets forth details of operating results for our revenue and earnings, and their respective components, by Standard Bearer for the periods presented:

	Three Months Ended March 31,
	2024	2023

Rental revenue generated from third-party tenants	$4,195	$3,786
Rental revenue generated from Ensign's independent subsidiaries	18,006	15,931
TOTAL RENTAL REVENUE	$22,201	$19,717
Segment income(a)	7,258	7,219
Depreciation and amortization	6,829	5,966
FFO(b)	$14,087	$13,185

(a) Segment income reflects profit or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate, insurance recoveries and impairment of long-lived assets. Included in Standard Bearer expenses for the three months ended March 31, 2024 and 2023 is the management fee of $1.3 million and $1.2 million, respectively, and interest of $4.3 million and $2.8 million, respectively, from intercompany agreements between Standard Bearer and the Company and its independent subsidiaries, including the Service Center.
(b) FFO, in accordance with the definition used by the National Association of Real Estate Investment Trusts, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains or losses from sales of real estate and impairment of long-lived assets, while including depreciation and amortization related to real estate to earnings.
Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) other income, net, (b) provisions for income taxes and (c) depreciation and amortization. Adjusted EBITDA consists of net income before (a) other income, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) stock-based compensation expense, (e) acquisition related costs, (f) costs incurred related to new systems implementation, (g) litigation and (h) impairment of long-lived assets. Adjusted EBITDAR consists of net income before (a) other income, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) stock-based compensation expense, (f) acquisition related costs, (g) costs incurred related to new systems implementation, (h) litigation and (i) impairment of long-lived assets. Adjusted EBT consists of (a) income before provision for income taxes, (b) stock-based compensation expense, (c) acquisition related costs, (d) costs incurred related to new systems implementation, (e) litigation, (f) impairment of long-lived assets and (g) depreciation and amortization of patient base intangible assets. Funds from Operations (FFO) for our Standard Bearer segment consists of segment income, excluding depreciation and amortization related to real estate. The Company believes that the presentation of adjusted net income, adjusted earnings per share, EBITDA, adjusted EBITDA, adjusted EBT and FFO provides important supplemental information to management and investors to evaluate the Company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The Company believes disclosure of adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, adjusted EBITDAR, adjusted EBT and FFO has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the Company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financials" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.